Exhibit 99.1 Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: Michael Sherrick +203 517 3104 michael.sherrick@isg-one.com

Information Services Group Announces

Second-Quarter 2024 Results

●	Reports second-quarter GAAP revenues of $64 million
●	Reports second-quarter net income of $2.0 million, GAAP EPS of $0.04 and adjusted EPS of $0.08
●	Reports second-quarter adjusted EBITDA of $7 million
●	Generates $2.2 million of cash from operations
●	Declares third-quarter dividend of $0.045 per share, payable October 4, 2024, to shareholders of record as of September 6, 2024
●	Sets third-quarter guidance: revenues between $64 million and $66 million and adjusted EBITDA between $7.0 and $8.0 million

STAMFORD, Conn., August 5, 2024 ― ― Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced its financial results for the second quarter ended June 30, 2024.

“ISG delivered sequentially stronger results in the second quarter,” said Michael P. Connors, chairman and CEO. “Adjusted EBITDA was up more than 60 percent, utilization was up more than 800 basis points, and adjusted EBITDA margin was up 400 basis points, driven by an improved product and services mix, all as our revenue base stabilized versus the first quarter.

“Though clients continue to delay the start of new initiatives and extend their spending over longer periods, our pipeline is strong, and with inflation easing and the prospect of interest rate cuts on the horizon, we anticipate demand picking up again late this year.”

Connors said an increase in contract value flowing through the ISG Tango sourcing platform is a sign of accelerating client activity. “Contract value on our AI-powered ISG Tango platform now exceeds $4 billion,” said Connors. “This innovative platform solution accelerates speed to value for our clients and generates expanded margins for ISG.”

Second-Quarter 2024 Results

Reported revenues for the second quarter were $64.3 million, down 14 percent from $74.6 million in the prior year’s second quarter. Reported revenues were $40.0 million in the Americas, down 5 percent; $18.8 million in Europe, down 23 percent; and $5.5 million in Asia Pacific, down 31 percent, all versus the prior year.

ISG reported second-quarter operating income of $3.7 million, compared with operating income of $4.9 million in the prior year. The firm’s reported second-quarter net income was $2.0 million, compared with net income of $2.3 million in the prior year. Income per fully diluted share was $0.04, compared with income per fully diluted share of $0.05 in the prior year.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the second quarter was $3.8 million, or $0.08 per share on a fully diluted basis, compared with adjusted net income of $5.3 million, or $0.11 per share on a fully diluted basis, in the prior year’s second quarter.

Second-quarter adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $7.1 million, down 30 percent from the prior-year second quarter. Adjusted EBITDA margin (a non-GAAP measure calculated by dividing adjusted EBITDA by reported revenues) was 11.1 percent, compared with 13.6 percent in the prior year.

Other Financial and Operating Highlights

ISG generated $2.2 million of cash from operations in the second quarter, compared with generating $2.8 million of cash in the second quarter last year. The firm’s cash balance totaled $11.8 million at June 30, 2024, down from $14.0 million at March 31, 2024.

During the second quarter, ISG repurchased $2.0 million of shares and paid $1.7 million of contingent consideration for prior acquisitions. As of June 30, 2024, ISG had $74.2 million in debt outstanding, down from $79.2 million at the end of last year.

2024 Third-Quarter Revenue and Adjusted EBITDA Guidance

“For the third quarter, ISG is targeting revenues of between $64 million and $66 million and adjusted EBITDA of between $7.0 million and $8.0 million. We will continue to monitor the macroeconomic environment, including the impact of FX, inflation and other factors, and adjust our business plans accordingly,” said Connors.

Quarterly Dividend

The ISG Board of Directors declared a third-quarter dividend of $0.045 per share, payable on October 4, 2024, to shareholders of record as of September 6, 2024.

“ISG remains committed to a disciplined capital allocation strategy that includes reinvesting in our business, managing our debt, returning capital to shareholders in the form of dividends and share repurchases, and supplementing our organic growth with strategic acquisitions to drive long-term shareholder value,” Connors said.

Conference Call

ISG has scheduled a call for 9 a.m., U.S. Eastern Time, Tuesday, August 6, 2024, to discuss the firm’s second-quarter results. The call can be accessed by dialing +1 (800) 715-9871, or, for international callers, by dialing +1 (646) 307-1963. The access code is 6237254. A recording of the conference call will be accessible on ISG’s investor relations page for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “target,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries, including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) outbreaks of diseases, including coronavirus, or similar public health threats or fear of such an event; and (14) potential terminations of engagements, delays or reductions in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three and six months ended June 30, 2024, and June 30, 2023. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future. ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, interest accretion associated with contingent consideration, acquisition-related costs, and severance, integration and other expense), adjusted net income (defined as net income, plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, interest accretion associated with contingent consideration, acquisition-related costs, write-off of deferred financing cost and severance, integration and other expense on a tax-adjusted basis), adjusted net income per diluted share, adjusted EBITDA margin, and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance, and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior periods’ local currency financial results using the same point in time exchange rates and then comparing the adjusted current and prior period results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 900 clients, including more than 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including AI and automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs 1,600 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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Information Services Group, Inc.

Condensed Statement of Income and Comprehensive Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues	$64,263	$74,609	$128,532	$153,095
Operating expenses				—
Direct costs and expenses for advisors	38,908	45,847	79,954	95,016
Selling, general and administrative	20,083	22,330	44,171	43,000
Depreciation and amortization	1,622	1,569	3,127	3,166
Operating (loss) income	3,650	4,863	1,280	11,913
Interest income	222	97	479	181
Interest expense	(1,568)	(1,407)	(3,068)	(3,143)
Foreign currency transaction gain (loss)	13	156	6	(38)
(Loss) income before taxes	2,317	3,709	(1,303)	8,913
Income tax (benefit) provision	279	1,376	48	3,089
Net (loss) income	$2,038	$2,333	$(1,351)	$5,824

Weighted average shares outstanding:
Basic	48,798	48,476	48,645	48,457
Diluted	49,577	50,317	48,645	50,302

(Loss) Earnings per share:
Basic	$0.04	$0.05	$(0.03)	$0.12
Diluted	$0.04	$0.05	$(0.03)	$0.12

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net (loss) income	$2,038	$2,333	$(1,351)	$5,824
Plus:
Interest expense (net of interest income)	1,346	1,310	2,589	2,962
Income taxes	279	1,376	48	3,089
Depreciation and amortization	1,622	1,569	3,127	3,166
Interest accretion associated with contingent consideration	31	26	57	51
Acquisition-related costs (1)	—	—	25	—
Severance, integration and other expense	698	1,076	3,677	1,342
Foreign currency transaction loss	(13)	(156)	(6)	38
Non-cash stock compensation	1,112	2,612	3,361	4,654
Adjusted EBITDA	$7,113	$10,146	$11,527	$21,126

Net (loss) income	$2,038	$2,333	$(1,351)	$5,824
Plus:
Non-cash stock compensation	1,112	2,612	3,361	4,654
Intangible amortization	738	789	1,492	1,583
Interest accretion associated with contingent consideration	31	26	57	51
Acquisition-related costs (1)	—	—	25	—
Severance, integration and other expense	698	1,076	3,677	1,342
Write-off of deferred financing costs	—	—	—	379
Foreign currency transaction loss	(13)	(156)	(6)	38
Tax effect (2)	(821)	(1,391)	(2,754)	(2,575)
Adjusted net income	$3,783	$5,289	$4,501	$11,296

Weighted average shares outstanding:
Basic	48,798	48,476	48,645	48,457
Diluted	49,577	50,317	48,645	50,302

Adjusted earnings per share:
Basic	$0.08	$0.11	$0.09	$0.23
Diluted	$0.08	$0.11	$0.09	$0.22

(1)	Consists of expenses from acquisition-related costs and non-cash fair value adjustments on pre-acquisition contract liabilities.
(2)	Marginal tax rate of 32% reflecting U.S. federal income tax rate of 21% plus 11% attributable to U.S states and foreign jurisdictions.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

		Constant	Three Months Ended		Constant	Three Months Ended
	Three Months Ended	currency	June 30, 2024	Three Months Ended	currency	June 30, 2023
	June 30, 2024	impact	Adjusted	June 30, 2023	impact	Adjusted
Revenue	$64,263	$180	$64,443	$74,609	$(52)	$74,557
Operating income	$3,650	$(29)	$3,621	$4,863	$(149)	$4,714
Adjusted EBITDA	$7,113	$(18)	$7,095	$10,146	$(138)	$10,008

	Six Months	Constant	Six Months	Six Months	Constant	Six Months
	Ended	currency	June 30, 2024	Ended	currency	June 30, 2023
	June 30, 2024	impact	Adjusted	June 30, 2023	impact	Adjusted
Revenue	$128,532	$147	$128,679	$153,095	$241	$153,336
Operating income	$1,280	$(138)	$1,142	$11,913	$(166)	$11,747
Adjusted EBITDA	$11,527	$(121)	$11,406	$21,126	$(152)	$20,974